Exhibit 23.4

Petroleum Engineer Consent and Report Certificate of Qualification

Cawley, Gillespie & Associates, Inc. here by consents to the use of the name, to references to our firm in the form and context in which they appear in the Registration Statement on Form S-1 of Lilis Energy, Inc. We hereby further consent to the inclusion in the Annual Report of estimates of oil and gas reserves contained in our report dated January 12, 2017, and to the inclusion of our report as an exhibit to the Annual Report and in all current and future registration statements of the Company that incorporate by reference such Annual Report.

Yours very truly,

W. Todd Brooker, P.E.
President Cawley, Gillespie & Associates, Inc. Texas Registered Engineering Firm F-693 June 16, 2017